EX-5.B	Page 2 of 2
EXHIBIT 5.B.
NAMES AND ADDRESSES OF
THE UNDERWRITERS OF THE BONDS
BNP Paribas
10 Harewood Avenue
London NW1 6AA
Att: Eric Noyer
J.P. Morgan Securities Ltd.
125 London Wall
London EC2Y 5AJ
Att: Charles Gibb
Mizuho International plc
Bracken House
One Friday Street
London EC4M 9JA
Attn: Andrew Wills
Citigroup Global Markets Limited
Canada Square
25 Canary Wharf
London E14 5LB
Credit Suisse Securities (Europe) Limited
One Cabot Square
London E14 4QL
Deutsche Bank Securities Inc.
Winchester House
1 Great Winchester Street
London EC2N 2DB
Merrill Lynch International
Merrill Lynch Financial Centre
2 King Edward Street
London EC1A 1HQ
Morgan Stanley & Co. International plc
20 Cabot Square
Canary Wharf
London E14 4QA
Nomura International plc
Nomura House
1 St Martin’ s-le-Grand
London EC1A 4NP